SETTLEMENT AGREEMENT AND RELEASE

Captive Audience, LLC, and its past, present and future officers, directors, members, parents, subsidiaries, affiliates, predecessors in interest and employees (hereinafter “Captive”) and PSI, Inc. (formerly known as Friendlyway, Inc.), and its past, present and future officers, directors, members, parents, subsidiaries, affiliates, predecessors in interest and employees (hereinafter “PSI”) have reached the following agreement as of November 13, 2006 (the “Settlement Agreement”).

WHEREAS, Captive and PSI are parties to a certain Asset Purchase Agreement (as amended by an addendum, dated July 31, 2006, and a rider, dated August 10, 2006) (hereinafter the “APA”) dated March 18, 2006, pursuant to which, on [August 22, 2006], PSI purchased from Captive the digital signage assets and contract rights described on the schedules attached to the APA (the “Acquired Assets”) for a purchase price of $2.4 million, consisting of (i) cash in the amount of $1.1 million payable in accordance with a payment schedule attached to the APA and (ii) 5,909,091 shares of common stock of PSI having an agreed value of $1.3 million (the “Acquisition Shares”);

WHEREAS, in connection with the purchase of the Acquired Assets, PSI made partial purchase price payments to Captive in the aggregate amount of $195,000 and other partial payments (the “Partial Payments”);

WHEREAS, certain disputes have arisen between the parties relating to Captive’s sale, assignment and transfer of the Acquired Assets and PSI’s payment of the purchase price therefor;

WHEREAS, on or about October 18, 2006, Captive advised PSI that it intended to commence a lawsuit against the PSI and/or its affiliates, Pantel Systems, Inc. and Ignition Media Group, Inc. (collectively with PSI, the “Purchaser Parties”), in the United States District Court, District of New Jersey, seeking, among other relief, a permanent injunction to prevent the Purchaser Parties from impairing Captive’s use of the Acquired Assets as well as damages based on allegations that the Purchaser Parties breached obligations owing to Captive under the APA;

WHEREAS, the action is currently pending under the caption Captive Audience, LLC v. Pantel Systems, Inc. a/k/a Friendlyway, Inc. and Ignition Media Group, Inc., Civil Action No. 06-5020 (JAG) (the “Action”);

WHEREAS, the parties now wish to rescind the transactions contemplated by the APA and settle this matter by resolving their differences amicably according to the conditions set forth herein.

NOW, THEREFORE, in consideration of the following covenants and agreements and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties have agreed as follows:

1. Upon the execution of this Settlement Agreement, PSI shall pay to Greenbaum, Rowe, Smith & Davis LLP, as attorneys for Captive by either check from an attorney trust account or by wire transfer of immediately available funds, the amount of $90,000.00 (Ninety Thousand United States Dollars (the “Settlement Sum”). Effective upon receipt of the Settlement Sum, the purchase and sale of the Acquired Assets pursuant to the APA shall be deemed rescinded, terminated, cancelled and null and void ab initio, and the APA and all ancillary agreements executed in connection therewith or contemplated thereby (collectively with the APA, the “Transaction Documents”) shall be deemed rescinded, terminated, cancelled and null and void ab initio.

2. Captive hereby agrees, for itself and on behalf of each of its members, that it relinquishes all right, title and interest in and to the Acquisition Shares. Likewise, PSI hereby agrees that it relinquishes all right, title and interest in and to any and all contracts, assignments and/or any assets of any kind whether or not included in the Acquired Assets that had anything to do with the purchase of assets from Captive. Captive hereby agrees to assume, pay and discharge any and all liabilities or obligations, regardless of when same shall have accrued, under such contracts and does hereby further agree to indemnify, defend and hold each Purchaser Party harmless from any losses, liabilities, costs, suits, judgments, claims or damages, which any Purchaser Party may suffer or incur in connection with any such contract. The parties further agree that Captive shall be entitled to retain the Partial Payments and that certain digital signage equipment of PSI currently in Captive’s possession or otherwise under its control, which equipment consists of five installed 42-inch LCD video screens and five 42-inch uninstalled LCD video screens.

3. Upon receipt of the payment referred to in this Settlement Agreement, Captive shall immediately withdraw and dismiss the Action with prejudice and immediately deliver to PSI the original executed promissory note, dated August 21, 2006 (the “Promissory Note”), included in the Transaction Documents, which Promissory Note shall have been prominently marked “Cancelled” by an authorized officer of Captive.

4. Captive, on behalf of its members, partners, shareholders, officers, directors, successors and assigns, hereby fully and forever releases and discharges each of the Purchaser Parties and all of their respective representatives, agents, attorneys, consultants, shareholders, officers, directors, employees, parents, subsidiaries, affiliates, successors and assigns from any and all claims, demands, losses, costs, damages, rights and causes of action, debts, liabilities and obligations whatsoever, at law or in equity, which Captive ever had, now has or may have against them with respect to the claims that were asserted or could have been asserted in the Action or that arose out of the Transaction Documents from the beginning of the world to the date hereof.

5. PSI, on behalf of itself and the other Purchaser Parties, and their respective successors and assigns, hereby fully and forever releases and discharges Captive and all of its members, shareholders, officers, directors, successors and assigns from any and all claims, demands, losses, costs, damages, rights and causes of action, debts, liabilities and obligations whatsoever, at law or in equity, which any Purchaser Party ever had, now have or may have against them with respect to the claims that were asserted or could have been asserted in the Action or that arose out of the Transaction Documents from the beginning of the world to the date hereof.

6. Captive states to the best of its knowledge that other than the claims asserted against the Purchaser Parties in the Action, it is not aware of the existence of any other claims against any Purchaser Party. PSI states to the best of its knowledge that is not aware of the existence of any claims of any Purchaser Party or of any third party that may have claims against Captive.

7. Captive does hereby agree to indemnify, defend and hold harmless PSI, its officers, directors and employees, from any and all claims presently asserted or which may hereinafter be asserted by any person or entity, including but not limited to, the New Jersey Department of Labor, the United States Department of Labor, any present or former employee of Captive (each a “Captive Employee”) or any former employee of PSI who may become an employee of PSI in connection with the transactions contemplated under the APA (a “Transferred Employee”) (with the exception of Emily McCann, Sara Schmidt and Lisa Smith) relating to either Captive’s or PSI’s alleged failure to pay wages to any such Captive Employee or Transferred Employee (hereinafter a “Wage Claim”). This indemnity and agreement to hold PSI harmless includes but is not limited to, the costs of professional fees, including legal, accounting, expert and related fees and costs which may be incurred by PSI in the event PSI must institute a suit to enforce this indemnity and/or in the event PSI must defend against any such claims because Captive has refused to do so. If a claim is asserted against PSI that falls within the indemnification contained in this paragraph, PSI will submit the claim to Captive and request that Captive indemnify and defend PSI in accordance with this paragraph.

8. PSI agrees that in connection with the indemnity set forth above, PSI shall be responsible for the first $1750.00 (One Thousand Seven Hundred and Fifty United States Dollars), in the event that liability is assessed against Captive and/or PSI in connection with a Wage Claim. PSI’s liability to make such payment shall only arise in the event that, after diligent investigation and defense by Captive, it is determined that liability exists, or after diligent defense of such claim by Captive, liability is assessed against Captive and/or PSI. In no event shall PSI’s aggregate liability exceed $1750.00 (One Thousand Seven Hundred and Fifty United States Dollars), irrespective of the amount and/or number of Wage Claims that are asserted against Captive and/or PSI as a consequence of the APA and the Transaction Documents. In no event shall PSI have any liability whatsoever for any Wage Claim asserted by any Captive Employee or Transferred Employee with respect to any compensation after October 9, 2006.

9. All parties shall bear their own respective costs including, but not limited to, attorneys fees, court costs, arbitration fees, litigation expenses, and investigation expenses, incurred by such party on or prior to the date of this Agreement or in relation to a party’s performance hereof.

10. Each party agrees to keep confidential, and not disclose or make use of any information contained in this Agreement including, without limitation, the existence of this Agreement (the “Confidential Information”), without the prior consent of all other parties hereto. To the extent that legal counsel to any party advises that disclosure of any Confidential Information by such party is required by law or in any legal proceeding, governmental investigation, or other similar proceeding, such party shall provide sufficient prior notice to all other parties to allow the other parties to seek a protective order or such other relief to prevent such disclosure. Notwithstanding anything to the contrary in this Section 8, in connection with PSI’s reporting obligations under the Securities Exchange Act of 1934, as amended, PSI may, without the prior consent of Captive, disclose any Confidential Information in its public securities filings, including the public filing of a copy of this Settlement Agreement, if so advised by legal counsel to PSI.

11. No party hereto admits liability of any kind.

12. In the event of a claimed breach of any of the provisions of this Settlement Agreement, the party claiming breach shall notify the alleged breaching party (or parties) in writing (in accordance with the notice provisions hereof) of the claimed breach and the alleged breaching party (or parties) shall have five business days to cure said breach, if curable.

13. Each party agrees to take any and all steps, including without limitation, the execution of instruments, assignments, powers or other documentation, which may be reasonably requested by any other party hereto in order to carry out the intent of this Settlement Agreement.

14. All notices, waivers and other communications hereunder shall be in writing and shall be give by hand delivery to the other party, by reputable overnight courier, or by certified mail, return receipt requested. All notices, waivers, or other communications shall be deemed delivered when actually received if delivered by hand, one day after mailing if sent by overnight courier and three days after mailing if sent by certified mail and shall be addressed as follows:

If to Captive:

Captive Audience, LLC
1 Wiebel Plaza
Sussex, New Jersey 07461
Attention: Paul Wiebel, Chairman

With a copy to:

Marc J. Gross, Esq.
Greenbaum, Rowe, Smith & Davis LLP
75 Livingston Avenue
Roseland, New Jersey 07068

If to any PSI:

PSI, Inc.
7222 Commerce Center Drive
Suite 240
Colorado Springs, Colorado 80919

With a copy to:

Edward C. Normandin, Esq.
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue, 10th Floor
New York, New York 10022

15. This Agreement may be signed in counterparts and when executed by all parties shall constitute one integrated agreement. A party’s signature delivered by facsimile transmission shall be deemed an original and is binding on such party.

16. Each of the signatories hereto represents and warrants to be duly authorized to fully and completely resolve the disputes described in this Settlement Agreement, make the release and indemnities contained in this Settlement Agreement, and to bind the party on whose behalf the signatory has agreed to act to the terms and conditions contained in this Settlement Agreement.

17. The parties hereto represent and warrant that they have not assigned, transferred, conveyed or released and discharged, voluntarily or involuntarily, or by operation of law, to any other entity an interest in the disputes which are the subject of this Settlement Agreement.

18. This Settlement Agreement represents the entire agreement concerning the matters herein, supersedes any and all prior agreements concerning same, may not be amended except in a writing referring specifically to this Agreement, and shall be binding on the parties’ successors and assigns.

19. The parties each acknowledge that they have not executed this Agreement in reliance on any representation, inducement, promise, agreement or warranty which is not contained or referenced in this Agreement and that they have made such independent investigation of the facts pertaining to the claims and this Agreement, and of all matters pertaining to it, as it deems necessary, and that they are relying solely upon their own investigation of the facts and are not relying in any way (and acknowledges that it would be unreasonable to so rely) upon any statement, silence, act or omission of any other party in entering into this Settlement Agreement other than those representations specifically set forth in writing herein.

20. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey without regard to any conflicts of law.

21. The United States District Court for the District of New Jersey retains jurisdiction over the performance and enforcement of this Settlement Agreement and Release.

CAPTIVE AUDIENCE, LLC

By:	/s/ Paul Wiebel
Name: Paul Wiebel Title: Chairman

By:	/s/ Paul Wiebel
Name: Paul Wiebel Title: Member

OTHER MEMBERS PSI, INC.

By:	/s/ Ken Upcraft
Name: Ken Upcraft Title: Chief Executive Officer